U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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MANHATTAN PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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810 Seventh Avenue, 4th Floor
New York, New York 10019
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 15, 2006
________________________

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Manhattan Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held at the American Stock Exchange, 14th floor Boardroom, 86 Trinity Place , New York, New York 10006, on December 15, 2006, at 10:00 a.m. (EST), or at any adjournment or postponement thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect seven directors;

2.	To ratify the appointment of J.H. Cohn LLP as the Company’s independent registered public accounting firm; and

3.	To transact any other business as may properly come before the meeting or any adjournments thereof.

Our Board of Directors has fixed the close of business on November 10, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponement thereof.

All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, as promptly as possible. If you attend the meeting, you may withdraw the proxy and vote in person.

By Order of the Board of Directors, MANHATTAN PHARMACEUTICALS, INC. /s/ Michael G. McGuinness Michael G. McGuinness Chief Financial Officer and Secretary

New York, New York
November 16, 2006

PROXY STATEMENT
OF
MANHATTAN PHARMACEUTICALS, INC.

 ___________________

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
DECEMBER 15, 2006
___________________

         The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Manhattan Pharmaceuticals, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on December 15, 2006, at 10:00 a.m. EST (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the American Stock Exchange, 14th floor Boardroom, 86 Trinity Place, New York, New York 10006.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Manhattan Pharmaceuticals, Inc., a Delaware corporation (sometimes referred to as “Manhattan,” the “Company,” “we,” “us,” or “our”), is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders.  You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.  The Annual Meeting will be held on Friday, December 15, 2006 at 10:00 a.m. (EST) at the American Stock Exchange, 14th floor Boardroom, 86 Trinity Place, New York, New York 10006.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card. The American Stock Exchange requires photo identification to enter its premises.

We intend to mail this proxy statement and accompanying proxy card on or about November 16, 2006 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on November 10, 2006, will be entitled to vote at the Annual Meeting.  On this record date, there were 60,120,038 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on November 10, 2006, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on November 10, 2006, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered  to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of seven directors to hold office until the 2007 Annual Meeting of Stockholders; and

•	Ratification and approval of the selection of J.H. Cohn LLP as our independent registered public accounting form for the fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For the other matters to be voted on, you may vote “For” or “Against” or “Abstain” from voting.  The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting, where a ballot will be made available to you.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Manhattan.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if your broker or bank makes telephone or Internet voting available.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on November 10, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director and “For” the ratification and approval of the selection of J.H. Cohn LLP as our independent registered public accounting firm for fiscal 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

 Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 810 Seventh Avenue, 4th Floor, New York, New York 10019.

•	You may attend the meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by the close of business on July 16, 2007 to our Secretary at 810 Seventh Avenue, 4th Floor, New York, New York 10019. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us by September 29, 2007, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, “Abstentions” and broker non-votes.  Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

For the election of directors to hold office until the 2007 Annual Meeting of Stockholders, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal 2, the ratification and approval of the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2006, must receive a “For” vote from the majority of shares present either in person or by proxy and entitled to vote.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy.  On the record date, there were 60,120,038 shares of common stock outstanding and entitled to vote. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.   Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, either the chairman of the meeting or a majority of the votes present may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in our annual report on Form 10-KSB for the fiscal year ending December 31, 2006.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the our common stock as of November 10, 2006, by (i) each person known by us to be the beneficial owner of more than 5 percent of the outstanding Common Stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 810 Seventh Avenue, 4th Floor, New York, New York 10019.

Name	Shares Beneficially Owned	Percent of Class
Douglas Abel (1)	1,979,267	1.6
Alan G. Harris	0	--
Michael G. McGuinness	0	--
Michael Weiser (2)	2,436,092	4.0
Joan Pons Gimbert (3)	4,048,704	6.7
Neil Herskowitz (4)	163,208	*
Malcolm Hoenlien (5)	87,340	*
Timothy McInerney (6)	844,672	1.4
Richard I. Steinhart (5)	87,340	*
All directors and officers as a group (9 persons)	9,070,685	14.7
Oleoylestrone Developments, SL (7)	3,957,037	6.6
Josep Samitier 1-5, Barcelona Science Park
08028 Barcelona Spain
Lester E. Lipschutz (8)	8,918,354	14.8
1650 Arch Street - 22nd Floor
Philadelphia, PA 19103
Lindsay A. Rosenwald (9)	3,444,506	5.7
787 Seventh Avenue, 48th Floor
New York, NY 10019
__________
* Less than 1.0%

(1)	Includes 1,949,267 shares issuable upon exercise of vested portions of an option.

(2)	Includes 95,000 shares issuable upon the exercise of an option, and 127,754 shares issuance upon exercise of warrants.

(3)	Includes 3,957,037 shares held by Oleoylestrone Developments, SL, of which Mr. Pons is chief executive officer, and 91,667 shares issuable upon the exercise of options.

(4)
Includes 87,340 shares issuable upon exercise of options and warrants, 21,700 shares held by Riverside Contracting, LLC, a limited liability company of which Mr. Herskowitz is a member holding 50% ownership and 44,168 shares held by Regen Capital II, LLC, a limited liability company of which Mr. Herskowitz is a member holding 50% ownership.

(5)	Represents shares issuable upon exercise of options.

(6)	Includes 116,667 shares issuable upon exercise of options; and 115,863 shares issuable upon exercise of warrants.

(7)	Mr. Pons Gimbert is the chief executive officer of Oleoylestrone Developments, SL.

(8)
Includes 8,918,354 shares of Common Stock held by separate trusts for the benefit of Dr. Rosenwald or his family with respect to which Mr. Lipschutz is either trustee or investment manager and in either case has investment and voting power. Dr. Rosenwald disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

(9)
Includes 80 shares owned by Dr. Rosenwald’s spouse, 33 shares owned by his children, 76 shares held by corporations affiliated by Dr. Rosenwald, and 839,649 shares issuable upon the exercise of warrants. Does not include 8,918,354 shares held by Lester Lipschutz, as trustee of certain trusts established for the benefit of Dr. Rosenwald, as to which Dr. Rosenwald disclaims beneficial

PROPOSAL 1:

ELECTION OF DIRECTORS

The number of directors comprising our Board of Directors is currently set at seven and our Board is presently composed of seven members. Vacancies on our Board of Directors may be filled by persons elected by a majority of our remaining directors. A director elected by our Board of Directors to fill a vacancy (including any vacancy created by an increase in the number of directors) shall serve until the next meeting of stockholders at which the election of directors is considered and until such director’s successor is elected and qualified.

Each nominee is currently a director of the Company who was recommended for election as a director by our Board’s Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of the nominees below would serve until our 2007 Annual Meeting of Stockholders, and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. It is our policy to invite directors to attend the Annual Meeting.

Biographical Summaries of Nominees for the Board of Directors

The name and age of each of the seven nominees, his position with the Company, his principal occupation, and the period during which such person has served as a director of the Company are set forth below.

Name	Age	Position(s) Held	Director Since
Douglas Abel	45	President, Chief Executive Officer and Director	2005
Neil Herskowitz	49	Director	2004
Malcolm Hoenlein	62	Director	2004
Timothy McInerney	45	Director	2004
Joan Pons Gimbert	57	Director	2003
Richard I. Steinhart	49	Director	2004
Michael Weiser, M.D.	43	Director	2003

Douglas Abel has been our President and Chief Executive Officer and a director since April 2005. Mr. Abel was President and CEO of Tarpan Therapeutics, Inc., a privately-held biopharmaceutical company, from November 2004 until April 2005, when Tarpan was acquired by us. Prior to becoming President and CEO of Tarpan, Mr. Abel served as Vice President of the Dermatology Business Unit at Biogen Idec where he worked from August 2000 to November 2004. While at Biogen, he led more than 100 employees to support the launch of AMEVIVE®. Before that, Mr. Abel was at Allergan Pharmaceuticals from December 1987 to August of 2000, with his most recent position being Director of BOTOX® Marketing. Mr. Abel received his A.B. in chemistry from Lafayette College and an M.B.A. from Temple University.

Neil Herskowitz was appointed to our Board of Directors in July 2004. He has served as the Managing Member of ReGen Partners LLC, an investment fund located in New York, and as the President of its affiliate, Riverside Contracting LLC since June 1998. Mr. Herskowitz currently serves as a director of Chelsea Therapeutics International, Inc., (Nasdaq: CHTP) and Innovive Paharmaceuticals (OTCBB: IVPH) both publicly traded pharmaceutical development companies. He also serves on the board of directors of Starting Point Services for Children, a not-for-profit corporation, and of Vacation Village, a 220-unit development in Sullivan County, New York. Mr. Herskowitz received a B.B.A. in Finance from Bernard M. Baruch College in 1978.

Malcolm Hoenlein was appointed to our Board of Directors in July 2004. Since January 2001, he has also served as a director of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX). Mr. Hoenlein currently serves as the Executive Vice Chairman of the Conference of Presidents of Major American Jewish Organizations, a position he has held since 1986. He also serves as a director of Bank Leumi. Mr. Hoenlein received his B.A. from Temple University and his M.A. from the University of Pennsylvania.

Timothy McInerney has been a director of Manhattan since July 2004. Since 1992, Mr. McInerney has been a Managing Director of Paramount BioCapital, Inc. where he oversees the overall distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also has worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in pharmacy from St. John’s University at New York. He also completed a post-graduate residency at the New York University Medical Center in drug information systems.

Joan Pons Gimbert has been a director of Manhattan since February 2003. Since 2002, Mr. Pons has served chief executive officer of Oleoyl-Estrone Developments S.L., a spin-off of the University of Barcelona. Pursuant to a January 2002 license agreement, we hold an exclusive worldwide license to several patents and patent applications relating to oleoyl-estrone, which are owned by Oleoyl-Estrone Developments. From 1999 until joining Oleoyl-Estrone Developments, Mr. Pons served as Director of Franchising of Pans & Company, a fast-food company. From 1972 until 1999, Mr. Pons was employed in various finance and sales capacities by Gallina Blanca Purina S.A., a joint venture between St. Louis, Missouri based Ralston Purina Co. and Spanish based Agrolimen S.A., last serving as its National Sales & Marketing Director.

Richard I. Steinhart has been a director of the Company since July 2004. Since April 2006, Mr. Steinhart has served as Chief Financial Officer of Electro-Optical Sciences, Inc., a publicly-held medical device company. From May 1992 to April 2006, Mr. Steinhart was principal of Forest Street Capital, a boutique investment banking, venture capital, and management consulting firm. Prior to Forest Street Capital, from May 1991 to May 1992, he was the Vice President and Chief Financial Officer of Emisphere Technologies, Inc., a publicly held biopharmaceutical company that is working to develop and commercialize a proprietary oral drug delivery system. Prior to joining Emisphere Technologies, Mr. Steinhart spent seven years at CW Group, Inc., a venture capital firm focused on medical and healthcare investments, where he was a General Partner and Chief Financial Officer. Mr. Steinhart has previously served as a director of a number of privately-held companies, including ARRIS Pharmaceuticals, Inc., a biotechnology company involved with rational drug design; Membrex, Inc., a laboratory equipment manu-facturing company; and, Photest, Inc., a diagnostics company. He began his career working as a certified public accountant and continues to be a New York State Certified Public Accountant. Mr. Steinhart holds a Bachelors of Business Administration and Masters of Business Administration from Pace University.

Michael Weiser, M.D., Ph.D., a director of Manhattan since February 2003, is Director of Research of Paramount BioCapital, Inc. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University medical College and received his M.D. from New York University School of Medicine, where he also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience. Dr. Weiser currently serves on the boards of directors of Hana Biosciences, Inc. (NASDAQ: HNAB), Chelsea Therapeutics International Ltd. (NASDAQ: CHTP), Emisphere Technologies Inc. (Nasdaq: EMIS), ZIOPHARM Oncology Inc. (NASDAQ: ZIOP) and VioQuest Pharmaceuticals Inc. (OTCBB: VQPH), as well as several other privately held biotechnology companies.

Vote Required

All shares represented by proxies will be voted “FOR” the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. In order to be elected as a director, each nominee must receive the affirmative vote of a plurality of the votes present in person or represented by proxy at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES LISTED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of the Board of Directors

As required under the listing standards of the American Stock Exchange, a majority of the members of a listed company’s board of directors must qualify as “independent,” as determined by the board. Our Board of Directors consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable listing standards of the American Stock Exchange. Consistent with these considerations, and after review of all relevant transactions or relationships between each director, or any of his family members, and Manhattan, its senior management and its independent registered public accounting firm, the Board has determined that all of our directors are independent directors within the meaning of the applicable American Stock Exchange listing standard, except for Mr. Abel, our President and Chief Executive Officer, Mr. Pons Gimbert, and Dr. Weiser.

Board Committees and Meetings

The Board held 6 meetings (either in person or by conference call) in 2005 and took action by written consent 6 times. All directors attended at least 75 percent of the aggregate meetings of the Board and of the committees on which they served.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership for each of the Board committees:

Name of Committee	Membership
Audit	Messrs. Herskowitz, Hoenlein and Steinhart (Chair)
Compensation	Messrs. Herskowitz, Hoenlein, Steinhart and Dr. Weiser
Nominating and Governance	Messrs. Herskowitz, Hoenlein and Steinhart

  Audit Committee

The Audit Committee oversees the Company’s accounting and financial reporting process. For these purposes, the Audit Committee performs several functions. For example, the Committee evaluates and assesses the qualifications of the independent registered public accounting firm; determines the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any non-audit services; reviews the financial statements to be included in the Company’s Annual Report on Form 10-KSB; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements. The Board of Directors adopted a written Audit Committee Charter, a copy of which can be found on our company website at www.manhattanpharma.com. The Audit Committee met four times in 2005.

Our Board of Directors has reviewed the definition of independence for Audit Committee members and has determined that each of member of our Audit Committee is independent (as independence for audit committee members is currently defined by Section 121 of the Listing Standards of the American Stock Exchange). The Board has further determined that Mr. Steinhart qualifies as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and recommends to the Board the compensation and other terms of employment of our Chief Executive Officer and our other executive officers; administers our equity incentive and stock option plans; and makes recommendations to the Board concerning the issuance of awards pursuant to those plans. All current members of the Compensation Committee are independent (as independence is currently defined under Section 121 of the American Stock Exchange listing standards), except for Dr. Weiser. The Compensation Committee did not meet in 2005. The Board of Directors has adopted a written charter of the Compensation Committee, a copy of which can be found on our company website at www.manhattanpharma.com.

Nominating and Governance Committee

The Nominating and Governance Committee considers and recommends to the Board persons to be nominated for election by the stockholders as directors. In addition to nominees recommended by directors, the Nominating and Governance Committee will consider nominees recommended by stockholders if submitted in writing to the Secretary of the Company at the address of Company’s principal offices. The Board believes that any candidate for director, whether recommended by stockholders or by the Board, should be considered on the basis of all factors relevant to the needs of the Company and the credentials of the candidate at the time the candidate is proposed. Such factors include relevant business and industry experience and demonstrated character and judgment. The Board of Directors adopted a written charter of the Nominating and Governance Committee, a copy of which can be found on our company website at www.manhattanpharma.com. The Nominating Committee did not meet in 2005.

Communication with the Board of Directors

Although we have not adopted a formal process for stockholder communications with our Board of Directors, we believe stockholders should have the ability to communicate directly with the Board so that their views can be heard by the Board or individual directors, as applicable, and that appropriate and timely responses be provided to stockholders. All communications regarding general matters should be directed to the Secretary of the Company at the address below and should prominently indicate on the outside of the envelope that it is intended for the complete Board of Directors or for any particular director(s). If no designation is made, the communication will be forwarded to the entire board. Stockholder communications to the Board should be sent to:

Corporate Secretary
Attention: Board of Directors [or name(s) of particular directors]
Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, 4th Floor
New York, NY 10019

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees of our company. A copy of our Code of Business Conduct and Ethics is available on our company’s website at www.manhattanpharma.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code to an executive officer or director, we will promptly disclose the nature of the amendment or waiver by filing with the SEC a current report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE*

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2005.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee.  The Audit Committee is comprised solely of independent directors as defined by the listing standards of American Stock Exchange.

The Audit Committee has reviewed and discussed the financial statements with management and J.H. Cohn LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. J.H. Cohn LLP is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements with management and J.H. Cohn LLP, our independent registered public accounting firm.  Our Audit Committee has also discussed with J.H. Cohn LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements.  The Audit Committee has also received written disclosures and the letter from J.H. Cohn LLP required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from us and our related entities, and has discussed with J.H. Cohn LLP their independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Richard I. Steinhart (Chair)
Neil Herskowitz
Malcolm Hoelein

* This report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation of Directors

Non-employee directors are eligible to participate in an automatic stock option grant program pursuant to our 2003 Stock Option Plan. Non-employee directors are granted an option to purchase 50,000 shares of Common Stock upon their initial election or appointment to the board. Thereafter on an annual basis, directors are entitled to an option to purchase 25,000 shares of common stock, or 30,000 shares for directors who also serve on a committee of the Board. During 2005, the Company’s board members received an aggregate of $11,500 for their services as directors. Directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and of committees of the board.

Biographical Summaries of Current Executive Officers

Name	Age	Position
Douglas Abel	45	President & Chief Executive Officer and Director
Alan G. Harris	56	Chief Medical Officer
Michael G. McGuinness	52	Chief Financial Officer & Secretary

Douglas Abel has been President and Chief Executive Officer and a director of our company since April 2005. His complete biography is set forth above under the caption “Proposal 1: Election of Directors - Biographical Summaries.”

Alan G. Harris has been our Chief Medical Officer since February 2006. Prior to joining Manhattan, from January 2004, Dr. Harris was head of the Worldwide Medical Endocrine Care group at Pfizer, Inc. (New York, NY), where he was responsible for the clinical development of the growth hormone Genotropin®, the growth hormone antagonist Somavert®, and the leading international medical outcomes database containing information about growth hormone treatment in children (KIGS) and adults (KIMS). Prior to that he served in a number of capacities at Schering-Plough Corporation (Kenilworth, NJ) from 1995 to 2004, most recently as vice president, Global Healthcare Research & Outcomes. Dr. Harris received an MD degree cum laude from the Louis Pasteur Faculty of Medicine, University of Strasbourg, France and a Ph.D. in Endocrinology from Erasmus University, Rotterdam, The Netherlands. He is currently an adjunct professor of medicine at New York University Medical School and visiting professor of medicine in the Department of Endocrinology at Liege University Medical School, Belgium and in the department of Pharmacology and Clinical Toxicology at the University Hospital of Lausanne, Switzerland. Dr. Harris is a Fellow of the American College of Physicians, the Royal College of Physicians (UK), and the American College of Clinical Pharmacology.

Michael G. McGuinness has been our Chief Financial Officer and Secretary since July 2006. Prior to joining Manhattan, Mr. McGuinness served as chief financial officer of Vyteris Holdings (Nevada), Inc. (OTCBB: VYHN), a product-based drug delivery company, from September 2001 to April 2006, and from 1998 to 2001 he was chief financial officer of EpiGenesis Pharmaceuticals, a privately-held biotechnology company. Mr. McGuinness received a BBA in public accounting from Hofstra University.

Compensation of Named Executive Officers

Summary of Compensation

The following table sets forth, for the last three fiscal years, the compensation earned for services rendered in all capacities by our chief executive officer and the other highest-paid executive officers serving as such at the end of 2005 whose compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Securities Underlying Options/SARs(#)
Douglas Abel (1) Chief Executive Officer and President	2005 2004 2003	243,750 -- --	200,000 -- --	57,648(4) -- --	2,923,900 -- --	-- -- --
Nicholas J. Rossettos (2) Chief Operating Officer, Chief Financial Officer, Treasurer & Secretary	2005 2004 2003	175,000 150,000 142,788	22,500 22,500 25,000	7,170(5) 7,500(5) 22,397(3)	50,000 150,000 292,030	-- -- --
_________________________

(1)	Mr. Abel was appointed our chief executive officer on April 1, 2005.

(2)	Mr. Rossettos’ employment with us ended in July 2006.

(3)	Represents salary deferred from the prior fiscal year and prior to February 24, 2003.

(4)	Represents matching contributions by us pursuant to our company’s 401(k) retirement plan of $8,400 and reimbursement of certain commuting expenses of $49,248.

(5)	Represents matching contributions by us pursuant to our company’s 401(k) retirement plan.

Options and Stock Appreciation Rights

The following table contains information concerning the grant of stock options under our stock option plans and otherwise to the executive officers identified below during the 2005 fiscal year. No stock appreciation rights were granted during the 2005 fiscal year.

Option Grants in Last Fiscal Year (Individual Grants)

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date
Mr. Abel	2,923,900 (2)	80	1.50	4/1/2015

Mr. Rossettos	50,000 (3)	1	1.00	1/11/2015
__________________

(1)	Exercise price is based on the closing sale price of our common stock on the last trading day preceding the grant date.

(2)	One-third of the option vested in each of November 2005 and November 2006; the remaining one-third vests in November 2007.

(3)	One-half of the option vested as of January 2006; the remaining one-half expired upon Mr. Rossettos’ separation from us in July 2006.

Option Exercise and Holdings

The following table provides information with respect to the executive officers named below concerning the exercisability of options during the 2005 fiscal year and unexercisable options held as of the end of the 2005 fiscal year. No stock appreciation rights were exercised during the 2005 fiscal year, and no stock appreciation rights were outstanding at the end of that fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized (1)	No. of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End (Market price of shares at FY-End less exercise price) ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Abel	--	--	974,634	1,949,266	--	--
Mr. Rossettos	--	--	457,030	110,000	254,476	12,500
__________________

(1)	Equal to the fair market value of the purchased shares at the time of the option exercise over the exercise price paid for those shares.

(2)
Based on the fair market value of our common stock on December 30, 2005, the last trading day of fiscal 2005, of $1.25 per share, the closing sale price per share on that date on the American Stock Exchange.

Equity Compensation Plan Information

The following table summarizes outstanding options under our 1995 Stock Option Plan, as amended and our 2003 Stock Option Plan, as well as outstanding options that we have issued to certain officers, directors and employees of our company outside of any plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	5,191,514	$1.45	2,208,486
Equity compensation plans approved by stockholders (2)	32,400	$8.28	--
Equity compensation plans not approved by stockholders (3)	1,104,840	$0.57	--
____________

(1)	Represent shares of common stock issuable upon outstanding options issued to employees and directors under our 2003 Stock option Plan.

(2)	Represent shares of common stock issuable upon outstanding options issued to employees and directors under our 1995 Stock Option Plan, as amended. Our 1995 Stock Option Plan expired on June 30, 2005.

(3)	Represent shares of common stock issuable upon outstanding options issued to employees and directors outside of any stock option plan.

Employment Agreements

Douglas Abel

We entered into an employment agreement with Mr. Abel dated April 1, 2005, whereby Mr. Abel agreed to serve as our President and Chief Executive Officer for a period of three years in exchange for (i) an annual base salary of $300,000, subject to a retroactive increase in the amount of $25,000 upon the Company’s completing a financing transaction of at least $5,000,000, (ii) a signing bonus in the amount of $200,000, which was payable in two installments during the first year of the agreement, (iii) a discretionary performance-based bonus in an amount equal to up to 50% of Mr. Abel’s base salary, and (iv) an option to purchase 2,923,900 shares of our common stock at $1.50 per share with three-year annual vesting, purchasable for a 10-year term. In accordance with the terms of his employment agreement and as a result of our private placement financing that we completed in August 2005, Mr. Abel’s salary was increased to $325,000 retroactive to April 1, 2005. The employment agreement contains customary provisions relating to confidentiality, work-product assignment, non-competition and non-solicitation. In the event Mr. Abel’s employment is terminated by us (other than for cause) during the term of the agreement, including a termination upon a change of control (as defined in the agreement), we are required to pay a severance payment ranging from between 6 and 12 month of base salary, depending upon the circumstances of such termination.

Alan G. Harris

We entered into an employment agreement with Dr. Harris dated January 26, 2006, whereby Dr. Harris agreed to serve as our Chief Medical Officer for a period of three years commencing on February 1, 2006. In exchange for his services, Dr. Harris will receive (i) an annual base salary of $275,000; (ii) a guaranteed cash bonus of $50,000; (iii) an annual milestone bonus on each anniversary of the employment agreement during the term of the agreement in an amount up to 30% of his annual base salary, at the discretion of our chief executive officer and the Board; and (iv) an option to purchase 300,000 shares of our common stock at an exercise price equal to the last closing sale price of our common stock on February 1, 2006, such options to vest in equal amounts over three years and be exercisable for a 10-year term. In the event Dr. Harris' employment is terminated by us upon a change of control and the fair market value of our common stock, as determined in the good faith discretion of the Board, is less than $40,000,000 on the date of the change of control, Dr. Harris shall continue to receive his base salary and benefits for a period of three months from the date of termination. In the event such termination is for a reason other than for cause or pursuant to a change of control, Dr. Harris shall be entitled to receive his base salary for a period of six months from the date of termination.

Michael G. McGuinness

Mr. McGuinness’ employment with us is governed by an employment agreement dated July 7, 2006. The agreement provides for an initial three-year term of employment ending July 2009, subject to additional one-year renewal periods upon the mutual agreement of the parties. Pursuant to the agreement, Mr. McGuinness is entitled to an annual base salary of $205,000 and an annual bonus, payable in the discretion of our Board, of up to 30 percent of his annual base salary. Mr. McGuinness is also entitled to certain other fringe benefits that are made available to our senior executives from time to time, including medical and dental insurance and participation in our 401(k) plan.

In addition, in accordance with the terms of the employment agreement, we issued to Mr. McGuinness two 10-year stock options pursuant to our 2003 Stock Option Plan. The first option relates to 220,000 shares of common stock and is exercisable at a price of $0.70, the closing price of our common stock on the date of his employment agreement. The second option relates to 60,000 shares and is exercisable at a price of $1.35 per share. Both options vest in three annual installments commencing July 10, 2007. To the extent Mr. McGuinness’ employment with us is terminated prior to the end of such 10-year term, the options shall remain exercisable for a period of 90 days.

Mr. McGuinness’ employment agreement further provides that in the event we terminate his employment with us other than as a result of death, for “cause,” “disability” or upon a “change of control” (as those terms are defined in the agreement), then (1) Mr. McGuinness will continue receiving his base salary and fringe benefits for a period of six months following such termination, provided, that our obligation to pay such compensation shall be offset by any amounts received by Mr. McGuinness from subsequent employment during such 6-month period, and (2) the vesting of the stock options issued to Mr. McGuinness in accordance with the employment agreement will accelerate and be deemed vested as of the date of termination and will remain exercisable for a period of 90 days following such termination. In the event we terminate Mr. McGuinness’ employment during the term of the agreement upon a “change of control” and, if at the time of such termination, the aggregate value of our outstanding common stock is less than $80 million, then (i) Mr. McGuinness will continue receiving his base salary and fringe benefits for a period of six months following such termination and (ii) the portions of the stock options issued in accordance with the employment agreement that have vested as of the date of such termination or that are scheduled to vest in the calendar year of such termination will be deemed vested and will remain exercisable for a period of 90 days following such termination.

Nicholas J. Rossettos

Mr. Rossettos’ employment with us was governed by an employment agreement entered into in January 2005. Under the agreement, Mr. Rossettos was entitled to an annual salary of $175,000 in addition to health, disability insurance and other benefits. Pursuant to his employment agreement, on January 3, 2005, Mr. Rossettos was granted an option to purchase an aggregate of 50,000 shares of common stock at a price of $1.00 per share. The option vests in two equal installments on each of January 3, 2006 and January 3, 2007, subject to Mr. Rossettos’s continued employment with us. Mr. Rossettos’ employment with us was terminated in July 2006. In accordance with the terms of his employment agreement, he is entitled to continue receiving his base salary until January 2007.

Long Term Incentive Plan Awards

No long term incentive plan awards were made to any Named Executive Officer during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

There were no interlocks or other relationships with other entities among our executive officers and directors that are required to be disclosed under applicable SEC regulations relating to compensation committee interlocks and insider participation.

PROPOSAL NO. 2:

TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of our Board of Directors has appointed J.H. Cohn LLP as the Company’s independent registered public accounting firm for fiscal year 2006. J.H. Cohn has performed this function for us commencing with the fiscal year ended December 31, 2002. We expect that representatives of J.H. Cohn will be in attendance at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Fees Billed to the Company by Its Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by J.H. Cohn LLP, our independent registered public accounting firm for professional services rendered for fiscal years ended December 31, 2005 and 2004:

Fee Category	2005 Fees	2004 Fees
Audit Fees	$101,911	$73,146
Audit-Related Fees (1)	9,430	40,627
Tax Fees (2)	18,622	17,832
All Other Fees (3)	0	683
Total Fees	$129,963	$132,288
______________

(1)
Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements but not reported under the caption “Audit Fees.” These fees include review of registration statements and participation at board of director and audit committee meetings.

(2)	Tax Fees consist of fees for tax compliance, tax advice and tax planning.

(3)	All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm, other than those disclosed above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

At present, our audit committee approves each engagement for audit or non-audit services before we engage our independent registered public accounting firm to provide those services. Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage our independent registered public accounting firm to provide any specified services with only an obligation to notify the audit committee of the engagement for those services. None of the services provided by our independent registered public accounting firm for fiscal 2005 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

Vote Required

Ratification of J.H. Cohn LLP’s appointment as the independent registered public accounting firm of the Company for the fiscal year 2006 requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock, present and entitled to vote at the Meeting. A stockholder who abstains with respect to this proposal is considered to be present and entitled to vote on this proposal at the Meeting, and is in effect casting a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on this proposal, shall not be considered present and entitled to vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

Certain Transactions and Relationships

Oleoylestrone Developments, SL

Pursuant to the terms of a license agreement dated February 15, 2002 between us and Oleoylestrone Developments, SL (“OED”), we have an exclusive, worldwide license to U.S. and foreign patents and patent applications relating to certain technologies. Although we are not obligated to pay royalties to OED, the license agreement requires us to make certain performance-based milestone payments. OED currently owns approximately 6.6 percent of our outstanding common stock. Additionally, Mr. Pons, a member of our board of directors, is chief executive officer of OED.

In addition to the license agreement, we entered into a consulting agreement with OED. The agreement became effective in February 2002, at a fee of $6,250 per month, and will terminate when the license agreement terminates. The fees associated with the consulting agreement are expensed as incurred. OED agreed to serve as a member of our Scientific Advisory Board and to render consulting and advisory services to us. Such services include research, development and clinical testing of our technology as well as the reporting of the findings of such tests, assistance in the filing of patent applications and oversight and direction of efforts in regards to personnel for clinical development. For the periods ended December 31, 2005, 2004 and from inception, fees paid to OED were $75,000, $75,000 and $287,500, respectively.

NovaDel Pharma Inc.

As discussed above, pursuant to the terms of a license agreement dated April 4, 2003 by and between us and NovaDel Pharma Inc., we have the rights to develop NovaDel’s proprietary lingual spray technology to deliver propofol for preprocedural sedation. The license agreement with NovaDel requires us to make certain license and milestone payments, as well as pay royalties. During 2003, we paid aggregate license fees of $500,000 to NovaDel under the license agreement, but during 2004 and 2005 did not make any payments to NovaDel under the agreement. Lindsay A. Rosenwald, who beneficially owns more than 5 percent of our common stock, also beneficially owns in excess of 20 percent of the common stock of NovaDel.

Paramount BioCapital, Inc.

Two members of our board of directors, Timothy McInerney and Michael Weiser, are also employees of Paramount BioCapital, Inc. or one of its affiliates. In addition, two former members of our board of directors, Joshua Kazam and David Tanen were employed by Paramount BioCapital through August 2004 and were directors of our company until September 2005. The sole shareholder of Paramount BioCapital, Inc. is Lindsay A. Rosenwald, M.D. Dr. Rosenwald beneficially owns more than 5 percent of our common stock. In January 2004, we paid approximately $260,000 as commissions earned in consideration for placement agent services rendered by Paramount BioCapital in connection with a private placement of our common stock, which amount represented 7 percent of the shares sold by Paramount BioCapital in the private placement. In connection with the January 2004 private placement and as a result of their employment with Paramount BioCapital, Mr. Kazam, Mr. McInerney and Dr. Weiser were allocated 5-year placement agent warrants to purchase 60,174, 58,642 and 103,655 shares of our common stock, respectively, at a price of $1.10 per share. In August 2005, we again paid Paramount BioCapital approximately $806,741 as commissions earned in consideration for placement agent services it rendered in connection with another private placement of our securities. We also issued to Paramount BioCapital 5-year warrants to purchase an aggregate of 462,184 shares of common stock at a price of $1.44 per share and an additional 5-year warrant to purchase 55,000 shares at a price of $1.49 per share.

Acquisition of Tarpan Therapeutics, Inc.

On April 1, 2005, we acquired Tarpan Therapeutics, Inc., a privately-held biotechnology company that owns the rights to develop PTH (1-34), in a merger transaction. Several of Tarpan’s former stockholders are directors or significant stockholders of the Company. Dr. Rosenwald and various trusts established for the benefit of Dr. Rosenwald and members of his immediate family collectively beneficially owned approximately 46 percent of Tarpan’s common stock and beneficially owned approximately 26 percent our common stock. In addition, Joshua Kazam, David Tanen, Dr. Michael Weiser and Timothy McInerney, all of whom were members of our board of directors at the time of such acquisition (Messrs. Kazam and Tanen have since resigned), collectively owned approximately 13.4 percent of Tarpan’s outstanding common stock. Dr. Weiser and Mr. McInerney are also employed by Paramount BioCapital, Inc., an entity owned and controlled by Dr. Rosenwald. As a result of such relationships between us and Tarpan, our board of directors established a special committee to consider and approve the transaction. The special committee consisted of three disinterested directors, none of whom had any prior relationship with Tarpan.

We believe that all the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who are the beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments that we received with respect to transactions during 2005, we believe that all such forms were filed on a timely basis, except for those items listed in the table below.

Name of Filer	Description of Transaction	Transaction Date	Filing Date
Douglas Abel	Initial Form 3	4/1/05	4/25/05
Neil Herskowitz	Director Stock Option Grant	1/11/05	2/22/05
Malcolm Hoenlein	Director Stock Option Grant	1/11/05	4/20/05
Joshua A. Kazam	Director Stock Option Grant	1/11/05	3/29/05
Timothy McInerney	Director Stock Option Grant	1/11/05	4/5/05
Joan Pons Gimbert	Option Grant Director Stock Option Grant	1/24/04 1/11/05	4/26/05 4/26/05
Nicholas J. Rossettos	Grant of options	1/11/05	8/19/05
Richard I. Steinhart	Director Stock Option Grant	1/11/05	2/22/05
David M. Tanen	Director Stock Option Grant	1/11/05	3/29/05
Michael Weiser	Director Stock Option Grant	1/11/05	4/5/05

The Board of Directors does not intend to present at the Annual Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Annual Meeting by others. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors MANHATTAN PHARMACEUTICALS, INC. /s/ Michael G. McGuinness Michael G. McGuinness, Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MANHATTAN PHARMACEUTICALS, INC.

The undersigned, a stockholder of Manhattan Pharmaceuticals, Inc., hereby appoints Douglas Abel and Michael G. McGuinness, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders of Manhattan Pharmaceuticals, Inc. to be held at the American Stock Exchange, 14th floor Boardroom, 86 Trinity Place, New York, New York 10006 at 10:00 a.m. (EST), on December 15, 2006, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, in the manner directed herein.

(Continued, and to be marked, dated and signed, on the other side)

Manhattan Pharmaceuticals, Inc.

Voting by telephone is quick, easy and immediate. As a stockholder of Manhattan Pharmaceuticals, Inc., you have the option of voting your shares electronically via the telephone, eliminating the need to return your proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically by telephone must be received by 6:00 p.m. (EST) on December 14, 2006.

To Vote Your Proxy by Phone
1-800-293-8533
Use any touch-tone telephone to vote your proxy. Have you proxy card available when you call. Follow the voting instructions to vote your shares.

Please do not return the above card if you are voting electronically or by phone.

To Vote Your Proxy by Mail
Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

Please detach here
______________________________________

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED IN BEHALF OF THE BOARD OF DIRECTORS.

	FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS:			2. PROPOSAL TO RATIFY APPOINTMENT OF J.H. COHN LLP AS INDEPENDENT AUDITORS FOR 2006.	☐	☐	☐
DOUGLAS ABEL	☐	☐
NEIL HERSKOWITZ	☐	☐
MALCOLM HOENLEIN	☐	☐
TIMOTHY McINERNEY	☐	☐
JOAN PONS GIMBERT	☐	☐	3. In their discretion, the Proxies are authorized to vote upon such other
RICHARD I. STEINHART	☐	☐	business as may come before the Meeting.
MICHAEL WEISER	☐	☐

COMPANY NO.:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date